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                                                               Sub-Item 77Q1(a)

                               AMENDMENT NO. 26
                                      TO
            AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST
                                      OF
        AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

   This Amendment No. 26 to the Amended and Restated Agreement and Declaration of Trust of AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (this "Amendment") amends, effective April 30, 2015, the Amended and Restated Agreement and Declaration of Trust of AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (the "Trust") dated as of September 14, 2005, as amended (the "Agreement").

   Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

   WHEREAS, the Trust desires to amend the Agreement to change the name of Invesco V.I. Diversified Dividend Income Fund to Invesco V.I. Core Plus Bond Fund;

   NOW, THEREFORE, the Agreement is hereby amended as follows:

       1. Schedule A of the Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit 1 to this Amendment.

       2. All references in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment.

       3. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

   IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of December 3, 2014.

                                          By:     /s/ John M. Zerr
                                                  ------------------------------
                                          Name:   John M. Zerr
                                          Title:  Senior Vice President